OPTION AGREEMENT

between

RGGS Land & Minerals, Ltd., L.P.

and

607792 B.C. Ltd.

Dated December 1st, 2005

TABLE OF CONTENTS

OPTION AGREEMENT

This Option Agreement (the "Agreement"), made and entered into this 1st day of December, 2005, is executed by RGGS Land & Minerals, LTD., L.P., a Delaware limited partnership ("RGGS") and 607792 B.C. Ltd., a British Columbia private company ("BC"). RGGS and BC are referred to individually as a "Party" and collectively as the "Parties".

RECITALS

A. RGGS is the owner of parcels of land and mining claims in Lyon County, Nevada, more specifically described and depicted on Exhibit A (the "Premises").

B. BC seeks to obtain a mining lease ("Lease"), and RGGS desires to grant BC an option to lease certain mineral rights including metalliferous substances and construction materials, but excluding coal, oil, gas and non-metalliferous substances other than construction materials on the Premises, on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the promises and mutual agreements contained herein and other considerations, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Purpose. This Agreement sets forth the terms and conditions under which RGGS grants a lease option to BC.

2. Option on Premises, Term and Option Payment.

a. RGGS grants to BC the exclusive option (the "Option") to lease those parcels of land as indicated on Exhibit A. In the event a land survey is required, BC will pay for all such expenses related to the survey.

b. BC shall pay to RGGS upon execution of this agreement and RGGS shall accept the sum of Thirty Thousand Dollars ($30,000) in consideration for the Option. Such payment is non-refundable.

c. The term of the Option shall commence as of the date of this Agreement and shall terminate at 5:00 p.m. Central Time on that day which is six (6) months after the date of this Agreement ("Option Period One"), unless BC pays to and RGGS receives Forty Thousand Dollars ($40,000) on or before such termination date, in which case the Option shall be automatically extended for an additional six (6) months ("Option Period Two"). Such option extension payment is non-refundable.

d. Upon the giving of thirty (30) days advance written notice by BC of the exercise of the Option with respect to the Premises, RGGS shall be obligated to lease to BC and BC shall be obligated to lease from RGGS the Premises on the following terms and conditions:

i. Upon receipt of payment of Fifty Thousand Dollars ($50,000), RGGS shall simultaneously execute and deliver the Lease, in substantially the same form and substance as Exhibit "C" attached hereto to BC.

ii. Upon the date of execution and delivery of the Lease by RGGS on the Premises, all option rights shall terminate.

iii. The executed Lease contemplated by this Agreement shall be received at the offices of RGGS located at 909 Fannin, Suite 2600, Houston, Texas 77010, on or before 5:00 p.m. on the 30th day from receipt of notice by RGGS of BC's election to exercise its option, or at such other place or time as may be mutually agreed upon by the Parties hereto.

iv. BC and RGGS shall execute, acknowledge and deliver or cause to be executed, acknowledged or delivered such additional documents as may be reasonably necessary to carry out their obligations under this Agreement.

v. Upon the delivery of the Lease contemplated by this Agreement, BC shall pay simultaneously to RGGS the amount of Fifty Thousand Dollars ($50,000) as referenced in Section 2.d.(i), by check, or by wire transfer, federal funds good same day, in accordance with the following instructions:

By Check:

RGGS Land & Minerals Ltd., L.P.
909 Fannin, Suite 2600
Houston, Texas 77036
Attention: Daniel Clark

By Wire Transfer:

Bank:	Mellon Bank – Pittsburgh, PA
ABA:	043 00 0261
Credit To:	Merrill Lynch
Account No.:	1011730
Further Credit To:	RGGS Land & Minerals Ltd., L.P.
Account No.:	589-07R15

e. If at the end of or during the term hereof BC should:

i. Fail to or elect not to exercise its option to lease the Premises from RGGS under the terms, conditions, and covenants hereof, for any reason whatsoever or

ii. Be in default of any of the non-monetary terms, conditions, and covenants hereof, which default is not abated and remedied to the satisfaction of RGGS within thirty (30) days from the date of receipt of written notice by RGGS to BC of such non-monetary default or

iii.. Be in default of any monetary amount that may become due to RGGS under this Agreement other than the payment of any amount due under Section 2 herein, which default is not cured to the satisfaction of RGGS within ten (10) days from the date of receipt of written notice by RGGS to BC of such monetary default.

then this Agreement shall be terminated. Default in the timely payment of any monetary amount due under Section 2 hereunder cannot be remedied. In the event of such termination, all of the rights and privileges granted to BC to lease the Premises herein shall be terminated and be null and void. RGGS shall retain any and all Option Payments made herein by BC as provided for in Section 2. Further, in the event of termination hereof, neither party shall have any obligation to the other EXCEPT the obligations of BC and RGGS that may have accrued prior to the termination date including but not limited to indemnification to RGGS as provided for in Section 7 herein.

3. Access Rights. Prior to the Option exercise date RGGS shall provide BC with access at reasonable times to data, documents and any other information pertinent to the Premises in order to permit BC to evaluate the Premises., The Parties agree that while this Agreement is in effect BC and its agents, advisors and contractors shall have access to the Premises.

4. Assignment. BC shall not have the right and shall not sell, transfer, mortgage, pledge, collateralize, pass, assign, or sublease this Agreement or any interest in the Premises, in whole or in part, without the express prior written consent of RGGS, which consent may be withheld for any reason. For the purposes of this Agreement, a transfer (of more than fifty percent) of stock which would result in another entity or entities other than BC (or its principals) gaining a controlling interest in BC's company, companies, or corporation, or any operating division thereof, and thereby gaining control of this Agreement or the Premises or any of RGGS's interest(s) therein, in whole or in part, by virtue of such transfer, shall be considered as an assignment and is specifically prohibited by this Agreement without the express prior written consent of RGGS. If in the event an assignment of this Agreement or any interest in the Premises, in whole or in part, is consented to by RGGS, both BC and its assignee shall remain liable to RGGS for the full performance and discharge of every obligation owed RGGS hereunder.

Except as herein otherwise provided, this Agreement shall inure to and be binding upon the respective successors and assigns of the parties hereto, as well as the parties themselves, however:

(a) if BC should sell, transfer, mortgage, pledge, collateralize, pass, assign, or sublease this Agreement, or the rights granted BC herein, or the Premises or any interest therein, in whole or in part, without first procuring, in writing, the prior express consent of RGGS; or
(b) if BC's assigns should sell, transfer, mortgage, pledge, collateralize, pass, assign, or sublease this Agreement, or the rights granted BC herein, or the Premises or any interest

therein, in whole or in part, without first procuring, in writing, the prior express consent of RGGS; or

(c) if the interests of BC hereunder should be sold under execution or other legal process without RGGS's express written consent, as afore described; or

(d) if BC should, at any time during the term of this Agreement, become insolvent; or

(e) if proceedings in bankruptcy should be instituted by or against BC, or its principals, which proceedings are not dismissed within one hundred twenty (120) days; or

(f) if a receiver or trustee should be appointed by or for BC by third parties, for the property of BC; or

(g) if BC is either a general or limited partnership and any general or limited partner dies, withdraws, or is replaced by the general or limited partners, or if proceedings in bankruptcy should be instituted by or against a general or limited partner; or

(h) if this Agreement or the rights herein granted BC should, by law or any other method whatsoever, devolve or pass to others than BC without the express written consent of RGGS;

then in each of the aforesaid cases, RGGS shall have the right to irrevocably terminate this Agreement, and all rights granted to BC herein, by giving BC ten (10) days' written notice of its intention to do so, and at the expiration of said ten (10) days, after mailing such written notice, this Agreement and all of the rights granted to BC herein, shall be deemed terminated, null, and void.

5. Risk. Each Party recognizes that the development of any mining project is a high-risk activity in terms of the likelihood of success and that no Party in any way warrants or predicts that any mine will be successfully developed or located on any of the Premises.

6. Indemnification. BC shall indemnify, defend and hold harmless RGGS, its successors, assigns, directors, officers, employees, and agents from and against any and all liabilities, including but not limited to any and all environmental liabilities, reclamation liabilities, losses, claims, damages, suits, actions, judgments, costs, charges, and other expenses, including but not limited to consultants fees, attorneys fees and other legal costs arising out of or occasioned by public charges, penalties, or injury or death to any person or persons, or damages to any Premises whatsoever, caused by an act or omission, negligent or otherwise, of BC, its agents, advisors, or permittees and due directly or indirectly to the condition of, or use of, or occupancy of the Premises by BC, its agents, advisors, permittees, successors and assigns subsequent to the date of execution hereof. The indemnification provision under this Agreement shall survive the expiration or termination of this Agreement.

7. Inspection and Recording. BC shall have the obligation to inspect RGGS's land records, data and public records to fully satisfy itself of the sufficiency of RGGS's data, the accuracy and sufficiency of RGGS's title and ownership to the Premises, and the existence, sufficiency, and economic recoverability of any mineral deposit which may exist on the Premises prior to exercising the option to lease the Premises from RGGS herein granted. Either Party may file a memorandum of option in the form similar to Exhibit "D", attached to hereto and made a part hereof, at such party's expense, in the public land records of Lyon County, Nevada appropriately noting the existence of this Agreement.

8. Liens. BC shall not permit or allow any portion of the Premises or any portion of other RGGS lands to be subjected to any lien, encumbrance, or adverse claim, or enter into

any agreement or commitment so to permit or allow any lien, encumbrance, or adverse claim of any kind whatsoever.

9. Damage. BC shall use care to avoid damage to the Premises and to all timber, crops, wildlife, game fish, animals, roads, structures, facilities, and improvements on the Premises which may be affected by BC's activities hereunder and shall conduct its activities in a reasonable, prudent and workmanlike manner and shall remove all debris resulting from its operations and shall promptly restore the Premises, as is practicable, to its prior condition. BC agrees to pay RGGS for all damages to the Premises due to the BC's use of the Premises. BC shall promptly repair all damage to fences, survey markers, buildings and other improvements constructed, installed or located on the Premises of RGGS and shall pay for all physical damages caused by BC's and/or its contractors', agents', licensees' or lessees' operations and activities on the Premises or surrounding Lands of RGGS to growing crops, timber and shrubbery, grass, water places, livestock, canals, laterals, water boxes, and other similar installations. In the event any operations and activities under this Agreement by BC and/or its contractors, agents, or licensees result in (i) any break in any lake, pond, canal, lateral, or levee that results or could result in a loss of water therefrom, (ii) any contamination of surface or subsurface water, or (iii) any wear or tear, on roads, railroads, culverts, cattle guards, and gates, BC shall be liable for and shall pay for all loss, cost, remediation and damage, including reasonable attorneys fees and other legal costs, regardless of whether BC acted negligently. BC agrees to pay RGGS for all damages to the Premises or any facility located thereon including, but not limited to, the value of any timber and shrubbery destroyed, the cost of repairing roads, railroads, culverts, or any other facilities damaged or relocated due to the BC's use of the Premises.

10. Due Diligence and Access to Records. The Premises will be optioned in **"AS IS, WHERE IS, WITH ALL FAULTS"**, including environmental conditions. BC acknowledges that BC shall option to lease the Premises based on and in reliance solely upon its inspections of the Premises and not upon any representations, warranties, or covenants of RGGS or its agents concerning the physical condition of the Premises or the cost of any redevelopment of the Premises. Promptly upon the execution of this Agreement, BC shall commence a due diligence investigation of the Premises. RGGS shall make available to BC at reasonable times at the offices of RGGS in Virginia, Minnesota and Houston, Texas and at buildings on the Premises, at no expense to RGGS, records, surveys, geologic data, reports, drawings, environmental investigations, tax records, easements, rights-of-way, leases, lease agreements or other rights of third parties now existing which affect the Premises which are not subject to prior confidentiality agreements and other documents in its possession relating to the Premises (hereinafter "Due Diligence Materials").

11. Confidentiality and Data. BC shall not divulge to any third party (other than people assisting BC with its due diligence of the Premises or as may be required by law) any RGGS data which pertains to any part of the Premises during the term of this Agreement or subsequent to this Agreement in the event the Option is not exercised. Regardless of whether BC elects to exercise its option to lease the Premises from RGGS, all data concerning the Premises supplied by RGGS shall remain the property of RGGS. If BC should fail to elect to lease the Premises from RGGS pursuant to this Agreement, BC shall, within thirty (30) days from the expiration or termination date of this Agreement, return to RGGS any and all information, data, and/or materials received or obtained from RGGS (RGGS Data), or any affiliate thereof, concerning the Premises, including all copies and reproductions thereof, and shall furnish RGGS with legible copies of all data generated and obtained by BC concerning the Premises pursuant to BC's investigations, actions, or operations under this Agreement.

All data generated by BC relating to the Premises including but not limited to geophysical, geologic logs, drilling reports, engineering studies, assay results, geologic maps, survey information, and all raw, analytical and interpretative data generated by BC (BC Data) shall be furnished to RGGS every six months. RGGS or BC shall not disclose the terms of this Agreement publicly without the prior written consent of the other party. If BC should fail to elect to lease any portion of the Premises from RGGS due to environmental concerns, BC shall provide RGGS with a written description of the environmental issues causing the lease rejection.

12. Area of Influence. In the event BC , either directly or indirectly or through others independently of RGGS, acquires or obtains rights to acquire, any mineral leases, fee mineral interest, mining claims, royalty interest, overriding royalty interests or any other mineral rights (collectively referred to as "Rights") within Sections 1 through 12, T 12 N, R 26 E, Mount Diablo Meridian, Lyon County, Nevada and Sections 32 through 36, T 13 N, R 26 E, Mount Diablo Meridian, Lyon County, Nevada, as shown on the map on Exhibit "B" (Area of Influence), then, in such event BC acquires or obtains rights to acquire any such Rights within the Area of Influence, during the term of this Agreement or within three years from the date hereof, then, on non-ferrous minerals, BC will assign to RGGS an overriding royalty (ORRI), which is defined as 1% Net Return Value on all interests acquired within the Area of Influence; on ferrous minerals, BC will assign to RGGS an overriding royalty interest (ORRI), which is defined as ten one-hundredths dollars ($0.10) per ton of crude ore, on all interests acquired within the Area of Influence. Said assignment(s) to RGGS shall be made by BC within thirty (30) days from the date of acquisition(s). This provision shall survive the termination of this Agreement.

13. Insurance. (i) BC agrees that before it or any of its contractors enter upon the Premises, it will obtain and maintain in full force and effect, and will cause its contractors to do so, Commercial General Liability insurance under an occurrence policy form in an insurance company or companies satisfactory to RGGS, and possessing an A.M. Best Company rating of A-, Class VII or better, for bodily injury, including death, and Premises damage in a minimum amount of One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate. BC agrees to procure and maintain insurance policies in accordance with the terms and provisions outlined in **Exhibit "E"** attached hereto and incorporated herein, including without limitation, adding RGGS as an **Additional Insured**; obtaining waiver of subrogation; agreeing to give RGGS sixty (60) days' prior written notice upon policy cancellation or change; and providing subcontractor coverage (if applicable). BC further agrees to immediately provide a copy of **Exhibit "E"** to its insurance company and/or insurance agent.

(ii) If BC bears witness to or receives information from any third party of personal injury, Premises damage, or environmental release occurring adjacent to or adjoining the Premises, BC shall provide RGGS with immediate notice of any such event.

(iii) The obligations set forth in this Section and in **Exhibit "E"** shall continue after the termination of this Option as to any matters that occurred during or resulted from the term of this Option.

14. Notices.

(i) All notices, requests, demands, and other communications required or permitted to be given hereunder shall be deemed to have been duly given if in writing and delivered personally, if mailed first class, postage prepaid, registered or certified mail, or delivery by express or courier service as follows:

If to RGGS:

Peter Heltunen
202 South Second Avenue
Virginia, Minnesota 55792
FAX: 218-749-1294
218-749-1291

Copy to:
Daniel Clark
RGGS Land & Minerals, LTD., L.P.
909 Fannin, Suite 2600
Houston Texas 77010
FAX: 713-951-0191
713-333-6519

If to BC:

Joe Kircher, President
607792 B.C. Ltd.
290 Gentry Way, Suite 6
Reno, Nevada 89502
FAX: 775-824-0898
775-824-0707

(ii) Either party may change the address to which such communications are to be directed to it by giving written notice to the other in the manner provided herein.

15. Binding Effect. Except as otherwise provided herein all of the terms, covenants, representations, warranties, and conditions of this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, assigns, or other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto, and their affiliates, subsidiaries, parent companies, successors, and assigns, any rights or remedies under or by reason of this Agreement.

16. Waiver or Bar. Neither failure or failures to exercise any right of RGGS under this Agreement nor any delay or delays in exercising any such right, nor any delay in giving nor any failure to give any notice to BC hereunder shall be deemed by BC or others to be a waiver of any right of RGGS hereunder or any BC to the subsequent exercise or enforcement by RGGS of any of the provisions of this Agreement or any right of RGGS hereunder. Furthermore, no waiver or forgiving by RGGS, for any reason whatsoever, of any default of BC under this Agreement shall be construed, by BC or others, to operate as a waiver of any other default of BC under this Agreement or the same default of BC on a future occasion.

17. Representations. Each Party represents that (i) it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified to do business in all jurisdictions where it is required to be qualified, (ii) it has the necessary power and authority to enter into and perform its obligations under this Agreement, (iii) it has duly authorized the person signing this Agreement to execute this Agreement on its behalf, (iv) upon execution, this Agreement will be legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, (v) the execution and delivery of this Agreement and its performance by such Party will not violate, result in a breach of or conflict with any law, rule, regulation, order or decree applicable to such Party, its organizational documents or the terms of any other agreement binding on such Party, and (vi) it has not dealt with any broker concerning the Option nor is it liable for any broker's fees in connection with this Agreement.

18. Invalid Provisions. If any provision of this Agreement or the application thereof to RGGS or BC shall, for any reason and to any extent, be held to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, but rather shall be enforced to the greater extent permitted by law.

19. Entire Agreement. This Agreement with respect to the Premises constitutes the entire agreement and understanding between the Parties with respect to the transaction contemplated herein. No representation, promise, inducement or statement of intention has been made by any Party which is not embodied in this Agreement and no Party shall be bound or liable for any alleged representation, promise, inducement or statement of intention not so set forth. This Agreement may not be amended or modified except by written agreement executed by each of the Parties hereto.

20. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard to conflicts of law principles thereof.

21. Nature of the Relationship. Each Party understands and agrees that no Party is an agent, employee, contractor, vendor, representative or partner of any other Party, that no Party shall owe a fiduciary duty to any other Party, that no Party shall hold itself out as such to any third party, and that no Party is capable of binding any other Party to any obligation or liability without the prior written consent of the other Party. Notwithstanding anything to the contrary in this Agreement, the relationship among the Parties shall not constitute a partnership, joint venture or any other form of business organization prior to execution of a definitive document to that effect.

22. Fencing. During the term of this Agreement and thereafter, if BC elects to exercise its option, BC shall be responsible for complying with all legal requirements for the fencing and other protection of pits or other excavations on the Premises, whether existing or made by it in the conduct of its operations.

23. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed as original, and all of which constitute, collectively, one Agreement; but in making proof of this of this Agreement, it shall no be necessary to produce or account for more than one such counterpart.

24. Representations. RGGS represents and affirms that it is the owner, in fee simple and patented mining claims, of those parcels of real property depicted in Exhibit "A". RGGS represents

and affirms that it has not encumbered the real property or mineral rights, nor conveyed any portion thereof to any third party.

The Parties execute this Agreement as of the date(s) indicated herein.

RGGS Land & Minerals, Ltd, L.P.

By: Gordy Oil Company, a Texas corporation
Its: General Partner

Dated: 11-29-2005

By: Russell D. Gordy, President

607792 B.C. Ltd.

Dated: 11-28-2005

By: Joe Kircher, President

List of Exhibits

Exhibit A – Legal description
Exhibit B - Map
Exhibit C – Mining Lease
Exhibit D – Memorandum of Option
Exhibit E - Insurance

EXHIBIT A to OPTION AGREEMENT

Those certain Patented Mining Claims described as follows:

Land Patent Number 27-70-0037, BLM Serial No. NVN000105, granted October 14, 1969, granted pursuant to the general mining laws, R. S. 2325; as amended, 30 U. S. C. 29 (1964), for the lands embraced within the Lyon lode mining claims, Nos. 16, 17, 20, 21, 34, 35, 38, 52, 53, 56, 57, 70, 71, 72, 73, 74, 75, 85, 86, 87, 88, 89, 90, 91, 92, 101, 102, 145, 146, designated and described as:

Mineral Survey No. 4879, located within surveyed Sections 3, 4, 9, 10, T. 12 N., R. 26 E., Mount Diablo Meridian, Lyon County, Nevada, the said claims being more particularly described in the official field notes and depicted on the official plat which is expressly made a part of said patent, containing 585.308 acres;

Land Patent Number 27-82-0003, BLM Serial No. NVN005012, granted November 24, 1981, granted pursuant to the general mining laws, R. S. 2325; as amended, 30 U. S. C. 29 (1970), for the lands embraced within the Lyon lode mining claims, Nos.1, 2, 3, 4, 15, 18, 19 and 93, designated and described as:

Mineral Survey No. 4892, excepting the Lyon No. 22, 36, and 37 lode mining claims, located within surveyed Sections 3, 4, 10, and 11, T. 12 N., R. 26 E., Mount Diablo Meridian, Lyon County, Nevada, the said claims being more particularly described in the official field notes and depicted on the official plat which is expressly made a part of said patent, containing 161.037 acres.

Land Patent Number 27-82-0004, BLM Serial No. NVN006395, granted November 24, 1981, granted pursuant to the general mining laws, R. S. 2325; as amended, 30 U. S. C. 29 (1970), for the lands embraced within the Lyon lode mining claims, Nos.60, 62, 65, 66, 67, 79, 80, 82, 94, 95, 99, and 110, designated and described as:

Mineral Survey No. 4898, excepting the Lyon No. 78, 81, 83, 96, 97, 98, 100, 109, 111, 112, 113, 114, 123, 124, 166, 169, 170, and 171, lode mining claims, located within surveyed Sections 2 and 11, T. 12 N., R. 26 E., Mount Diablo Meridian, Lyon County, Nevada, the said claims being more particularly described in the official field notes and depicted on the official plat which is expressly made a part of said patent, containing 242.392 acres;

Land Patent Number 27-82-0005, BLM Serial No. NVN005011, granted November 24, 1981, granted pursuant to the general mining laws, R. S. 2325; as amended, 30 U. S. C. 29 (1970), for the lands embraced within the Lyon lode mining claims, Nos. 6, 7, 8, 11, 12, 13, 24, 25, 26, 29, 30, 31, 42, 43, 44, 47, 48, 61, 135, and 136, designated and described as:

Mineral Survey No. 4893, excepting the Lyon No. 10, 27, 49 and 137, lode mining claims, located within surveyed Sections 1 and 2, T. 12 N., R. 26 E., and Section 35, T.13 N., R. 26 E Mount Diablo Meridian, Lyon County, Nevada, the said claims being more particularly described in the official field notes and depicted on the official plat which is expressly made a part of said patent, containing 401.203 acres;

Those certain Fee lands described as follows:

Tract 1: 159.57 acres more or less, being the same land as described in a deed from Robert L. Biedebach and Aleta L. Biedebach, his wife, to United States Steel Corporation, dated January 5, 1970, and recorded as Instrument No. 00117, in the Official Records of Lyon County, Nevada more particularly described as, Lot 3 or (NE/4 of the NW/4), Lot 4 or (NW/4 of the NW/4), SW/4 of the NW/4, and NW/4 of the SW/4, all in Section 4, T. 12 N., R. 26 E., Mount Diablo Meridian, Lyon County, Nevada, sometimes identified as United States Patent Number 1221146, BLM Serial Number NVN 0051617;


LYON PROJECT
Area of Influence
RGGS FEE
RGGS PATENTED CLAIMS
34
33
32
4
5
12
11
10
9
8
T 13 N
T 12 N

EXHIBIT C to OPTION AGREEMENT

Exhibit C to Option Agreement shall be the following forty seven (47) pages which are the form of Mining Lease.

EXHIBIT D TO OPTION AGREEMENT

STATE OF NEVADA *
*
COUNTY OF LYON *

MEMORANDUM OF OPTION

KNOW ALL MEN BY THESE PRESENTS, that **607792 B.C. Ltd.** (the "Grantee"), a British Columbia private company, by virtue of an Option Agreement dated December 1, 2005 (the "Option") did enter into an option agreement to lease certain properties located in Lyon County, Nevada described in **Exhibit "A"**, attached hereto and made a part of this Memorandum of Option, from **RGGS LAND & MINERLS, LTD., L.P.** (the "Grantor"), a Delaware limited partnership. The Option provides for a term of six (6) months with option to extend another six (6) months subject to certain performances.

This Memorandum of Option is placed of record by Grantor and/or Grantee to serve as notice of the execution and existence of said Option, and is in no way to supersede, abrogate, change or modify any of the terms, conditions, rights or obligations of any of the parties, all of which are set forth in detail in said Option. The terms and conditions of said Option are made a part hereof by reference for all purposes, to be the same effect as though written in extenso herein.

This is the 29th day of November 2005.

GRANTOR: RGGS LAND & MINERALS, LTD., L.P.
By: Gordy Oil Company, a Texas corporation
Its: General Partner

By: ______________________
Russell D. Gordy - President
Date: 11-29-2005

GRANTEE: 607792 B.C. Ltd.

By: ______________________
Joe Kircher, President

STATE OF TEXAS *
*
COUNTY OF HARRIS *

I, Peggy Lindow, a Notary Public, in and for said County in said State, hereby certify that Russell D. Gordy, whose name as President of Gordy Oil Company, a Texas Corporation, general partner of RGGS Land & Minerals, Ltd., L.P., a Delaware Limited Partnership, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said limited partnership.

Given under my hand and seal this 29th day of November, 2005.

PEGGY LINDOW
MY COMMISSION EXPIRES
March 11, 2007

Notary Public
State of Texas
County of Harris
My Commission Expires 3-11-2007

STATE OF NEVADA *
*
COUNTY OF WASHOE *

Before me, the undersigned, a Notary Public in and for said County and State, on this 28th day of November, 2005, personally appeared Joe Kircher, known to me to be the identical person who subscribed the name of 607792 B.C. Ltd., a British Columbia private company, to the foregoing instrument as its officer and acknowledged to me that he executed the same as his free and voluntary act and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

Given under my hand and seal this 28th day of November, 2005.

Notary Public
State of Nevada
County of Washoe
My Commission Expires 10-10-07

IRENE JACKINS
Notary Public - State of Nevada
Appointment Recorded in Washoe County
No: 99-37665-2 - Expires October 10, 2007

EXHIBIT "E" to Option Agreement
INSURANCE

BC shall procure and maintain, at its own expense, and shall require its Contractor(s), if any, to procure and maintain for the duration hereunder the insurance coverage meeting or exceeding the requirements set forth below:

1. ***Minimum Scope of Insurance*** -- Coverage shall be at least as broad as the following:

A. **Commercial General Liability Insurance**: Shall be written on ISO occurrence form CG 00 01 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and liability assumed under an insured contract (including the tort liability of another assumed in a business contract). If a 1973 edition ISO form must be used by the insurer, the broad form comprehensive general liability (BFCGL) endorsement shall be included. Additionally, the policy shall not contain a sunset provision, commutation clause or any other provision which would prohibit the reporting of a claim and the subsequent defense and indemnity that would normally be provided by the policy. The policy of insurance shall contain or be endorsed to include the following:

(i) Premises/Operations;

(ii) Products/Completed Operations;

(iii) Contractual;

(iv) Independent Contractors;

(v) Broad form Premises damage;

(vi) Personal Injury;

(vii) Cross liability/severability of interest;

(viii) The policy shall be endorsed using ISO form CG 20 10 07 04 (or a substitute form providing equivalent coverage) so as to include RGGS Land & Minerals, LTD., L.P. (hereinafter "RGGS"), and its affiliates, including all units, divisions and subsidiaries as Additional Insureds on

a Primary and Non-contributory basis. The coverage shall contain no special limitations on the scope of protection afforded to said Additional Insured.

(ix) Waiver of subrogation shall be provided to the benefit of all Additional Insureds, as aforesaid.

(x) No XCU (explosion, collapse, underground) exclusion.

(xi) For any claims related herein, the BC's and/or its Contractor's insurance shall be primary and non-contributory respecting the aforesaid Additional Insureds. Any insurance or self-insurance maintained by RGGS shall be in excess of the BC's and/or Contractor's insurance and shall not contribute with it.

(xii) The policy shall not contain any provision, definition, or endorsement which would serve to eliminate third-party action over claims.

(xiii) Self-funded, or other non-risk transfer insurance mechanism are not acceptable to RGGS. If the BC has such a program, full disclosure must be made to RGGS prior to any consideration being given.

B. <u>Automobile Liability Insurance:</u> As specified by ISO form number CA 0001, Symbol I (any auto), with an MCS 90 endorsement and a CA 99 48 endorsement attached if hazardous materials or waste are to be transported. This policy shall be endorsed to include RGGS its affiliates, including all units, divisions and subsidiaries as Additional Insureds, and to include waiver of subrogation to the benefit of all Additional Insureds, as aforesaid.

C. <u>Workers' Compensation Insurance:</u> As required by the State or Commonwealth in which work is being done, and in accordance with any applicable Federal laws, including Employer's Liability Insurance and/or Stop Gap Liability coverage as per below limits. Where not otherwise prohibited by law, this policy shall be endorsed to include waiver of subrogation to the benefit of RGGS, its affiliates, including all units, divisions and subsidiaries.

D. <u>Employer's Liability and/or Stop Gap Liability Coverage</u>: Coverages per accident, disease-policy limit, and disease each employee.

Check if applicable ☐

E. <u>Errors and Omissions Professional Liability Insurance (If made applicable by RGGS):</u> Coverage should be for a professional error, act or omission arising out of the Contractor's performance of work hereunder. The policy form may not exclude coverage for Bodily Injury, Premises Damage, claims arising out of laboratory analysis, pollution or the operations of a treatment facility, to the extent these items are applicable under the scope of work hereunder. This policy shall be endorsed to include waiver of subrogation to the benefit of RGGS its affiliates, including all units, divisions and subsidiaries. If coverage is on a claims-made form, Contractor shall maintain continuous

coverage or exercise an extended discovery period for a period of no less than five (5) years from the time that the work hereunder has been completed.

Check if applicable ☐

F. **Environmental Impairment Insurance (If made applicable by RGGS** Covering damage to the environment, both sudden and non-sudden, caused by the emission, disposal, release, seepage, or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquid or gases, waste materials or other irritants, contaminants or pollutants, into or upon land, the atmosphere or any water course or body of water; or the generation of odor, noises, vibrations, light, electricity, radiation, changes in temperature, or any other sensory phenomena. Such insurance shall contain or be endorsed to include:

(i) Premises damage, including loss of use, injury to or destruction of Premises;

(ii) Cleanup costs which shall include operations designed to analyze, monitor, remove, remedy, neutralize, or clean up any released or escaped substance which has caused environmental impairment or could cause environmental impairment if not removed, neutralized or cleaned up.

(iii) Personal injury, which shall include bodily injury, sickness, disease, mental anguish, shock or disability sustained by any person, including death resulting therefrom.

(iv) RGGS its affiliates, including all units, divisions and subsidiaries as Additional Insureds, on a primary and non-contributory basis.

(v) Waiver of Subrogation in favor of RGGS its affiliates, including all units, divisions and subsidiaries.

If the Environmental Impairment Insurance is on a claims-made form, BC and its Contractor(s) shall maintain continuous coverage or exercise on an extended discovery period for a period of no less than five (5) years from the time that the work hereunder has been completed.

2. ***Minimum Limits of Insurance*** -- BC and its Contractor(s) shall maintain limits *no less than*:

A. **Commercial General Liability:** Including Umbrella Liability Insurance, if necessary, limits shall be not less than $2,000,000 each occurrence for bodily injury and Premises damage; $2,000,000 each occurrence and aggregate for products and completed operations; $4,000,000 general aggregate. The limits and coverage requirements may be revised at the option of RGGS, except as the Parties agree otherwise.

B. **Automobile Liability Insurance:** Including Umbrella Liability Insurance, if necessary, limits shall be not less than $2,000,000 per accident for bodily injury and Premises damage, $5,000,000 if hazardous materials or substances are to be transported.

C. <u>Workers' Compensation:</u> As required by the State or Commonwealth in which the work will be performed, and as required by any applicable Federal laws.

D. <u>Employer's Liability and/or Stop Gap Liability Coverage</u>: $1,000,000 per accident, $1,000,000 disease-policy limit, and $1,000,000 disease each employee. (May include Umbrella coverage.)

E. <u>Errors and Omissions Professional Liability Insurance</u>: **(If applicable)** $2,000,000 per loss; $4,000,000 annual aggregate limit.

F. <u>Environmental Impairment Insurance</u>: **(If applicable)** $5,000,000 combined single limit per loss. . The limits and coverage requirements may be revised at the option of RGGS, except as the Parties agree otherwise.

3. *<u>Deductibles and Self-Insured Retentions</u>* -- All insurance coverage carried by BC and its Contractor(s) shall extend to and protect RGGS its affiliates, including all units, divisions and subsidiaries to the full amount of such coverage, and all deductibles and/or self-insured retentions (if any), including those relating to defense costs, are the sole responsibility of BC and its Contractor(s).

4. *<u>Rating of Insurer</u>* -- BC and its Contractor(s) will only use insurance companies acceptable to RGGS and authorized to do business in the state or area in which the evaluated by the most current A.M. Best rating guide. If the insurer has a rating less than an A-, Class VII, the Contractor must receive specific written approval from RGGS prior to proceeding.

5. *<u>Other Insurance Provisions</u>*

A. Each insurance policy required by this clause shall be endorsed to state that coverage shall not be suspended, voided, canceled by either party, reduced in coverage or in limits except after sixty (60) days prior written notice by certified mail, return receipt requested, has been given to RGGS.

B. These insurance provisions are intended to be a separate and distinct obligation on the part of the BC. Therefore, these provisions shall be enforceable and BC and/or Contractor(s) shall be bound thereby regardless of whether or not indemnity provisions are determined to be enforceable in the jurisdiction in which the work covered hereunder is performed.

C. The above-described insurance coverage to be provided by BC and/or its Contractor(s) hereunder will extend coverage to all work or services performed hereunder.

D. The obligation of the BC and its Contractor(s) to provide the insurance herein above specified shall not limit in any way the liability or obligations assumed by the BC and its Contractor(s) hereunder.

E. In the event BC and its Contractor(s), or its insurance carrier defaults on any obligations hereunder, BC and its Contractor(s) agree that they will be liable for all reasonable expenses and attorneys' fees incurred by RGGS to enforce the provisions hereunder.

6. ***Evidence of Coverage***

A. BC and its Contractor(s) shall furnish RGGS with copies of the endorsements affecting the coverage required by this specification. Additionally, **prior to the commencement of any work or services on RGGS' Premises**, BC and its Contractor(s) and all subcontractors, if any, shall furnish to RGGS satisfactory Certificates of Insurance evidencing full compliance with the requirements herein. The Certificates of Insurance must show that the required insurance is in force, the amount of the carrier's liability thereunder, and must further provide that RGGS will be given sixty (60) days advance written notice of any cancellation of coverage or deletion of the certificate holder herein as an Additional Insured under the policies.

B. All Certificates of Insurance shall be in form and content acceptable to RGGS and shall be submitted to RGGS in a timely manner so as to confirm BC and its Contractor(s) full compliance with the stated insurance requirements hereunder.

C. Any failure on the part of RGGS to pursue or obtain the Certificates of Insurance required hereunder from BC and its Contractor(s) and/or the failure of RGGS to point out any non-compliance of such Certificates of Insurance shall not constitute a waiver of any of the insurance requirements hereunder, nor relieve BC or its Contractor(s) of any of its obligations or liabilities hereunder. Moreover, acceptance by RGGS of insurance submitted by the BC and its Contractors does not relieve or decrease in any manner the liability of the BC and its Contractor(s) for performance hereunder. The BC and its Contractor(s) are responsible for any losses, claims, and/or costs of any kind which their insurance does not cover.

7. ***Subcontractors*** -- Contractor(s) shall be responsible to obtain separate certificates from each subcontractor. All coverages for subcontractors shall be subject to all of the requirements stated herein.